Exhibit 10.11

Performance Stock Unit Award Acceptance, Operational PSUs

Submit	Deadline	Status	Grant Status

Congratulations!

You are hereby invited to participate in Zealand’s 2021 PSU plan for Corporate Management, and receive an Award of operational Performance Stock Units, subject to the terms and conditions as set out below in the Award Agreement.

Award Details

Recipient Name	Award Type	Award Number	Award Date	Market Price @ Award	Award Amount	Plan Name
Test User	PSU	PSU Test 01-2021	12-May-2021	DKK 220.60	3,000	PSU 2021, MGT

Award Agreement

2021 PERFORMANCE STOCK UNIT PLAN

for CORPORATE MANAGEMENT

OPERATIONAL PSUs

This agreement (the "Award Agreement") on Performance Share Units is entered into on May 12, 2021 between:

(1)	Zealand Pharma A/S, CVR no. 20 04 50 78, Sydmarken 11, DK-2860 Søborg, Denmark (the "Company") and

(2)	the person who has accepted this Award Agreement, thereby becoming entitled to Performance Share Units (the “Participant”)

- the Company and the Participant hereinafter collectively referred to as the "Parties" and separately as a "Party"

1	Purpose

1.1	The purpose of this Award Agreement is to retain and motivate the Participant and to ensure the maximization of shareholder value of the Company.

1.2	This Award Agreement is without prejudice and the recipient’s contract of employment shall take precedent over this Award Agreement in the event of a conflict.

2	award of PSUs

2.1	The Participant is awarded Performance Stock Units in the Company free of charge (the "PSUs").

The number of awarded PSUs is stated in the Award Details above.

2.2	The awarded PSUs vest based upon operational goals, see Clause 3.

2.3	Depending on the fulfillment of the defined goals the PSUs may vest between 0% and 150% (the “Performance Multiplier”).

2.4	Each vested PSU entitles the Participant to receive shares of nominally DKK 1 in the Company provided the vesting condition set out in Clause 3.3 is met (continued employment during the Vesting Period). The number of shares that the Participant shall receive are equal the number of PSUs that are vesting, multiplied by the Performance Multiplier.

2.5	It is a condition for the award of PSUs as set out in this Award Agreement, including the Award Details above, that the Participant has entered into an employment contract with the Company or a subsidiary of the Company (the "Employer"), and not under notice, at the date of this Award Agreement.

2.6	The award of PSUs under this Award Agreement does not entitle the Participant to future awards or participation in future reward plans.

2.7	The total aggregated number of any share-based instruments awarded under any applicable LTI plan cannot exceed 5% of the total number of shares in the Company for any given financial year. If the total award of PSUs to the all the participants in this scheme exceeds 5% of the total number of shares of the Company for any financial year then the award will be reduced on a pro-rata basis between all the participants in this scheme.

3	Vesting Conditions

3.1	Subject to fulfillment of the vesting conditions in Clauses 3.2 and 3.3 the PSUs vest in equal tranches over three years after the date of award, with 1/3 of the PSUs vesting each year. This means that the first 1/3 of the PSUs will vest on May 12, 2022 ("Tranche 1"), the second 1/3 will vest on May 12, 2023 ("Tranche 2") and the final 1/3 on May 12, 2024 ("Tranche 3"). The date on which the PSUs vest is referred to as the "Vesting Date". The period from the date of award until the Vesting Date is referred to as the "Vesting Period".

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3.2	Vesting of the PSUs are subject to the following three performance targets:

	Objective	Performance Criteria	Vesting percentage
A	Build launch execution excellence and maintain financial discipline	(i) First patient prescription fulfilled by July 24, 2021 (120 days from PDUFA date), and (ii) meeting the 2021 latest financial guidance* on net product revenue and net operating expenses achieved	50%
B	Renew and progress early pipeline	(i) Dapiglutide Phase 1b positive key results obtained, or (ii) First Patient First Visit completed for Amylin Phase 1 by April 2022	50%
C	Advance key clinical pipeline programs	All patients for Glepaglutide EASE SBS-1 interim analysis** randomized and received first dose by April 2022	50%

*Financial guidance issued after Q3 release, unless changed due to a business development transaction.
**If interim analysis is not retained, 99 patients must be recruited to meet the goal.

3.2.1	The three performance targets are measured on the first anniversary of the award, i.e. vesting of the PSUs is subject to fulfillment of the performance targets on May 12, 2022. Accordingly, fulfillment of any one of the defined targets on that date equals a vesting of 50%, meaning that the PSUs can vest with either 0% (0 of 3 targets met), 50% (1 of 3 targets met), 100% (2 of 3 targets met) or 150% (3 of 3 targets met), depending on the number of fulfilled targets, however, subject to Clause 3.3.

3.3	General Vesting Conditions

3.3.1	For the PSUs to vest, the Participant must be employed by the Employer throughout the Vesting Period until and including the Vesting Date and must not be under notice of termination.

3.3.2	The number of shares to be delivered based on vesting of PSUs are to be finally calculated by the Company. The number of shares to be delivered to the Participant will be rounded down to the next whole number of shares.

4	ordinary delivery of shares Based on PSUs

4.1	Subject to the Participant's continued employment, shares will automatically be delivered by the Company to the Participant at the latest 30 days after the end of each Vesting Date, or as soon as reasonably practicable following the first date on which the company anticipates or reasonably should anticipate that delivery of the shares will not cause a violation of Federal securities laws or other applicable law.

4.2	It is a precondition for the Company's transfer of shares to the Participant that the Participant opens a securities account with a Danish bank. Any costs arising from such securities account shall be borne by the Participant.

4.3	Shares shall be delivered by the Company free of charge

4.4	Costs related to the transfer of shares to the Participant’s account will be borne by the Company.

4.5	Any sale of shares received by a Participant under this Award Agreement is subject to the provisions on insider trading applicable at any time.

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5	EXTRAORDINARY VESTING AND DELIVERY OF SHARES BASED ON PSUs CONSIDERED VESTEd

5.1	In addition to the ordinary delivery of shares as set out in Clause 4, the Board may, at their sole discretion, at any time during the Vesting Period decide that the Company extraordinarily shall deliver shares based on PSUs to the Participant. The Board may decide so including, but not limited to, in connection with extraordinary events such as liquidation of the Company, the general meeting of the Company passes a resolution to merge or demerge the Company, significant divestments, a voluntary or mandatory public offer is made, a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act, delisting of the Company, etc.

6	termination of employment

6.1	If the Participant ceases to be employed by the Employer - regardless of the reason - the Participant's right to the PSUs that have not vested at the time where the notice of termination was served (regardless of the date of expiry of the employment relationship) shall automatically and without further notice or compensation lapse and become null and void.

6.2	If the Employer ceases to be a company in Zealand Pharma or if the Employer transfers activities and the Participant accepts that his/her employment relationship is transferred as part of a business transfer, the Company has the following two options: (a) the right to the PSUs is upheld by the Participant on unchanged terms and conditions or (b) the PSUs are considered as fully or partly vested as decided by the Board of Directors at their sole discretion and the Company delivers shares to the Participant. PSUs not considered as vested shall automatically become null and void without the Participant being entitled to any compensation.

6.3	If the Company decides on option (b), the Company must inform the Participant about the extraordinary delivery of shares.

7	Claw-back

7.1	If the PSUs have been awarded or vested based on data which turns out to have been falsified, or materially or manifestly misstated, the Company shall be entitled to:

(i)	cancel PSUs obtained by the Participant in relation to the incorrect information or figures, and

(ii)	reclaim from the Participant, in full or in part, any undue value of shares in the Company delivered.

7.2	If any amount reclaimed is not settled within 14 days after the Company's written demand to the Participant, the Company may set off any amounts repayable pursuant to Clause 7.1 against any outstanding or future amounts owed by the Company to the Participant, including any salary payments or other remuneration.

8	Tax Implications

8.1	The Parties agree that Section 7P of the Danish Tax Assessment Act, as amended from time to time, shall apply to this Award Agreement to the extent that the requirements for the application are met.

8.1.1	For the purpose of the 7P application, the value of one awarded PSU is equal to the closing value of the Zealand Pharma share at the date of the award.

8.1.2	This 7P agreement is an incorporated part of the total award documents, which also contains the number of PSUs awarded, displayed above under Award Details.

8.1.3	The Company does not make any guarantees to the Participant that they will be subject to the tax treatment under Section 7P of the Danish Tax Assessment Act, as amended from time to time by the Danish Tax authorities.

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8.2	The tax implications related to the PSUs are a personal matter for the Participant. The Participant is responsible for its own advice from a public accountant or another tax consultant at their own expense.

8.3	In the event that, as a consequence of the allotment of PSUs or the delivery of shares, the Company or the Employer becomes obliged to pay any taxes, social security contributions or any other taxes or contributions, the Company reserves the right to postpone or prohibit delivery of the shares until such time as the Participant shall have paid to the Company or to the Employer, the relevant amount of such taxes, social security contributions or any other taxes or contributions. The Company or, as applicable, the relevant Employer reserves the right to (i) deduct the amount of such taxes, social security contributions or other taxes or contributions from the salary payable to the Participant, or (ii) to dispose all of or part of the shares in order to satisfy the Participant's obligations.

9	CHANGES IN THE COMPANY´S CAPITAL AND DIVIDEND

9.1	If the Company issues new shares, warrants, or convertible bonds. that give the holder the right to subscribe for new shares in the Company; reduces or increases its share capital to any other price than the market price; merges as the surviving company; changes the nominal value of the shares; issues bonus shares or pays dividend, the number of PSUs shall not be adjusted. However, the Board may decide to adjust the number of PSUs solely to compensate the participate for any loss attributable for the matters set out in this section. When calculating an adjustment, if any, the amount is to be rounded down to the next whole number of PSUs.

9.2	If the Board decides to adjust the number of PSUs, The Company shall ask its auditor or an independent third party appointed by the Company to calculate whether the number of PSUs shall be adjusted and, if so, the adjustment to be made. The result of the calculation will be forwarded to the Company and then to the Participant. The auditor's or the other independent third party's calculation is final and binding on the Company and the Participant. The costs to the auditor or independent third party shall be paid by the Company.

9.3	If the Company pays any dividend, the number of PSUs is not to be adjusted unless otherwise decided by the Board at its sole discretion.

9.4	During the Vesting Period, the Participant shall not have any right based on the Participant's holding of PSUs to vote at shareholders' general meetings of the Company, nor any right to receive dividends in respect of the PSUs.

10	CASH SETTLEMENT

10.1	If the Participant acquires the right to receive shares based on vested PSUs, the Company may decide to make the settlement in cash instead of delivering shares.

10.2	If the Company decides to settle in cash, the value of each share shall be determined based on the average closing share price of the shares for the three-day trading period following the latest open trading window prior to the latest date on which shares should have been delivered to the Participant.

10.3	If the Company decides to make the settlement in cash instead of delivering shares, the Company must inform the Employer hereof no later than on the date when the Company was to deliver the shares.

11	Other terms and conditions

11.1	The PSUs are a personal right that cannot be assigned, pledged or used as payment to the Participant's creditors.

11.2	In addition to the specific provisions in this Award Agreement entitling the Board to make adjustments or changes to the award of PSUs, the Board is entitled to amend the Award Agreement, effective for all PSUs awarded or vested, at the Board’s sole discretion.

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11.3	The PSUs and the shares or the value of such shares is not to be included in calculations based on the Participant's salary, including any pension contributions, severance payment, any other agreed or compulsory compensation or damages etc., just as holiday pay or holiday allowance is not to be calculated on the basis of the value of any PSUs or shares.

11.4	In one or several periods the Company may suspend or change the award of PSUs and/or the delivery of shares if the Company deems it necessary in order for the Company or its subsidiaries to comply with relevant Danish and foreign legislation and administrative rules and regulations. If due to the suspension, the PSUs and/or the shares cannot be awarded/delivered, the award/delivery will take place as soon as possible thereafter.

11.5	Should any provision of this Award Agreement be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of the Award Agreement. The invalid provision shall be replaced by a provision permitted by statute which most closely approximates the intended economic result of the invalid provision.

12	Holding Requirements

12.1	In order to contribute to the alignment of interests between the Participant, the Company and the shareholders, the Participant shall own shares in the Company having a value equal to 100% of the Participant’s fixed annual salary.

12.2	The holding requirement shall be met within a period of 5 years. Until the holding requirement is met, the Participant shall refrain from disposing of 50% of his/her shares awarded from all PSUs and/or RSUs, including the PSUs awarded hereunder. If the holding requirement is not met after the 5-year period, the Participant shall refrain from disposing of 100% of his/her shares awarded from all PSUs and/or RSUs, until the holding requirement is met. Nevertheless, the Participant may at all times dispose of his/her shares awarded from PSUs in order to satisfy his/her income tax liabilities arising from the grant of PSUs under this Award Agreement.

13	Data protection

13.1	In accordance with the General Data Protection Regulation, the Participant is hereby informed that the personal data relating to the Participant's name, contact details, holding of PSUs and shares and salary will be processed to administer the PSUs, to ensure fulfillment of the Company’s contractual obligations toward the Participant, and to comply with applicable laws, regulations and court orders. The personal data will further be transferred from the Employer where the Participant is employed to other employers, to the online administration platform provider or to public authorities to the extent required in connection with the allocation or administration of the PSUs. More comprehensive information about the processing of the Participant’s personal data, including the Participant’s rights with respect to such processing, can be found on the Company’s intranet.

14	Governing Law and Venue

14.1	The construction, validity and performance of this Award Agreement shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles.

14.2	Any dispute, controversy or claim arising out of or relating to this Award Agreement, or its breach, termination or validity shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration. Should the Company decide to do so, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration. The place of the arbitration shall be Copenhagen, Denmark and the language of the proceedings shall be English, unless otherwise agreed. If more than one Participant becomes subject to arbitration proceedings, fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal. The arbitration tribunal shall decide the distribution of costs connected with the arbitration case. The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

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15	Acceptance of the terms

15.1	By accepting and signing this Award Agreement electronically, the Participant agrees, accepts and is aware of the provisions as set forth in this Award Agreement including the Award Details above.

Award Acceptance

☐ I accept, agree and is aware that I will be bound by the terms and conditions set out in the above Award Agreement including the Award Details above.

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